UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-04985			September 26, 2024

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Templeton Emerging Markets Fund

4. Address of principal executive office: (number, street, city, state, zip code)

300 S.E. 2nd Street, Fort Lauderdale, FL 33301-1923

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of February 29, 2024. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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procedures were the following tests performed as of February 29, 2024, and with respect to agreement of security purchases and sales, for the period from January 1, 2024 (the date of our last examination), through February 29, 2024:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 304 security purchases and 386 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2024 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

September 26, 2024

2

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Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	January 1, 2024 – February 29, 2024
Franklin Growth Funda	January 1, 2024 – February 29, 2024
Franklin Income Funda	January 1, 2024 – February 29, 2024
Franklin U.S. Government Securities Funda	January 1, 2024 – February 29, 2024
Franklin Utilities Funda	January 1, 2024 – February 29, 2024

Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	January 1, 2024 – February 29, 2024
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	January 1, 2024 – February 29, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin Corefolio Allocation Funda	January 1, 2024 – February 29, 2024
Franklin Emerging Market Core Equity (IU) Funda	January 1, 2024 – February 29, 2024
Franklin Global Allocation Funda	January 1, 2024 – February 29, 2024
Franklin Growth Allocation Funda	January 1, 2024 – February 29, 2024
Franklin International Core Equity (IU) Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart Retirement Income Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2020 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2025 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2030 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2035 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2040 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2045 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2050 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2055 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2060 Retirement Target Funda	January 1, 2024 – February 29, 2024
Franklin Moderate Allocation Funda	January 1, 2024 – February 29, 2024
Franklin U.S. Core Equity (IU) Funda	January 1, 2024 – February 29, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	January 1, 2024 – February 29, 2024
Franklin International Growth Funda	January 1, 2024 – February 29, 2024
Franklin Gold and Precious Metals Funda	January 1, 2024 – February 29, 2024
Franklin High Income Trust:
Franklin High Income Funda	January 1, 2024 – February 29, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	January 1, 2024 – February 29, 2024
Franklin Equity Income Funda	January 1, 2024 – February 29, 2024
Franklin Floating Rate Daily Access Funda	January 1, 2024 – February 29, 2024
Franklin Long Duration Credit Funda	January 1, 2024 – February 29, 2024
Franklin Low Duration Total Return Funda	January 1, 2024 – February 29, 2024

Franklin Low Duration U.S. Government Securities Funda	January 1, 2024 – February 29, 2024
Franklin Managed Income Funda	January 1, 2024 – February 29, 2024
Franklin Total Return Funda	January 1, 2024 – February 29, 2024
Franklin Limited Duration Income Trusta	January 1, 2024 – February 29, 2024
Franklin Managed Trust:
Franklin Rising Dividends Funda	January 1, 2024 – February 29, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	January 1, 2024 – February 29, 2024
Franklin Strategic Mortgage Portfolioa	January 1, 2024 – February 29, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	January 1, 2024 – February 29, 2024
Franklin Growth Opportunities Funda	January 1, 2024 – February 29, 2024
Franklin Natural Resources Funda	January 1, 2024 – February 29, 2024
Franklin Small Cap Growth Funda	January 1, 2024 – February 29, 2024
Franklin Small-Mid Cap Growth Funda	January 1, 2024 – February 29, 2024
Franklin Strategic Income Funda	January 1, 2024 – February 29, 2024
Franklin Templeton SMACS: Series Ea	January 1, 2024 – February 29, 2024
Franklin Templeton SMACS: Series Ia	January 1, 2024 – February 29, 2024
Franklin Templeton ETF Trust:
Franklin Exponential Data ETFa	January 1, 2024 – February 29, 2024
Franklin Focused Growth ETFa	January 1, 2024 – February 29, 2024
Franklin FTSE Eurozone ETFa	January 1, 2024 – February 29, 2024
Franklin FTSE Japan ETFa	January 1, 2024 – February 29, 2024
Franklin FTSE Japan Hedged ETFa	January 1, 2024 – February 29, 2024
Franklin U.S. Core Bond ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Core Dividend Tilt Index ETFa	January 1, 2024 – February 29, 2024
Franklin U.S. Equity Index ETFa	January 1, 2024 – February 29, 2024
Franklin U.S. Large Cap Multifactor Index ETFa	January 1, 2024 – February 29, 2024
Franklin U.S. Mid Cap Multifactor Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Small Cap Multifactor Index ETFa	January 1, 2024 – February 29, 2024
Franklin U.S. Treasury Bond ETFa	January 1, 2024 – February 29, 2024
Franklin Ultra Short Bond ETFa	January 1, 2024 – February 29, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	January 1, 2024 – February 29, 2024
Franklin DynaTech VIP Funda	January 1, 2024 – February 29, 2024
Franklin Income VIP Funda	January 1, 2024 – February 29, 2024
Franklin Rising Dividends VIP Funda	January 1, 2024 – February 29, 2024
Franklin Small Cap Value VIP Funda	January 1, 2024 – February 29, 2024
Franklin Small-Mid Cap Growth VIP Funda	January 1, 2024 – February 29, 2024
Franklin Strategic Income VIP Funda	January 1, 2024 – February 29, 2024
Franklin VolSmart Allocation VIP Funda	January 1, 2024 – February 29, 2024
Templeton Developing Markets VIP Funda	January 1, 2024 – February 29, 2024
Templeton Foreign VIP Funda	January 1, 2024 – February 29, 2024
Templeton Global Bond VIP Funda	January 1, 2024 – February 29, 2024

Franklin U.S. Government Money Funda	January 1, 2024 – February 29, 2024
Franklin Universal Trusta	January 1, 2024 – February 29, 2024
Institutional Fiduciary Trust:
Money Market Portfolioa	January 1, 2024 – February 29, 2024
Templeton China World Funda	January 1, 2024 – February 29, 2024
Templeton Developing Markets Trusta	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Funda	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Income Funda	January 1, 2024 – February 29, 2024
Templeton Funds:
Templeton International Climate Change Fund a	January 1, 2024 – February 29, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Small Cap Funda	January 1, 2024 – February 29, 2024
Templeton Global Balanced Funda	January 1, 2024 – February 29, 2024
Templeton Income Trust:
Templeton Global Bond Funda	January 1, 2024 – February 29, 2024
Templeton Global Total Return Funda	January 1, 2024 – February 29, 2024
Templeton International Bond Funda	January 1, 2024 – February 29, 2024
Templeton Sustainable Emerging Markets Bond Funda	January 1, 2024 – February 29, 2024
Templeton Institutional Funds:
International Equity Seriesa	January 1, 2024 – February 29, 2024
Templeton Dragon Fund, Inc.a	January 1, 2024 – February 29, 2024

Legend:

a: December 31, 2023 represents the date of our last examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 29, 2024, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2024, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date September 26, 2024

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date September 26, 2024

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date September 26, 2024

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Fund a	January 1, 2024 – February 29, 2024
Franklin Growth Fund a	January 1, 2024 – February 29, 2024
Franklin Income Fund a	January 1, 2024 – February 29, 2024
Franklin U.S. Government Securities Fund a	January 1, 2024 – February 29, 2024
Franklin Utilities Fund a	January 1, 2024 – February 29, 2024
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	January 1, 2024 – February 29, 2024
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	January 1, 2024 – February 29, 2024
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin Corefolio Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin Emerging Market Core Equity (IU) Fund a	January 1, 2024 – February 29, 2024
Franklin Global Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin Growth Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin International Core Equity (IU) Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart Retirement Income Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2020 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2025 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2030 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2035 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2040 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2045 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2050 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2055 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin LifeSmart 2060 Retirement Target Fund a	January 1, 2024 – February 29, 2024
Franklin Moderate Allocation Fund a	January 1, 2024 – February 29, 2024
Franklin U.S. Core Equity (IU) Fund a	January 1, 2024 – February 29, 2024
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Fund a	January 1, 2024 – February 29, 2024
Franklin International Growth Fund a	January 1, 2024 – February 29, 2024
Franklin Gold and Precious Metals Fund a	January 1, 2024 – February 29, 2024
Franklin High Income Trust:
Franklin High Income Fund a	January 1, 2024 – February 29, 2024
Franklin Investors Securities Trust:
Franklin Convertible Securities Fund a	January 1, 2024 – February 29, 2024
Franklin Equity Income Fund a	January 1, 2024 – February 29, 2024
Franklin Floating Rate Daily Access Fund a	January 1, 2024 – February 29, 2024
Franklin Long Duration Credit Fund a	January 1, 2024 – February 29, 2024
Franklin Low Duration Total Return Fund a	January 1, 2024 – February 29, 2024

Franklin Low Duration U.S. Government Securities Funda	January 1, 2024 – February 29, 2024
Franklin Managed Income Fund a	January 1, 2024 – February 29, 2024
Franklin Total Return Fund a	January 1, 2024 – February 29, 2024
Franklin Limited Duration Income Trust a	January 1, 2024 – February 29, 2024
Franklin Managed Trust:
Franklin Rising Dividends Fund a	January 1, 2024 – February 29, 2024
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Fund a	January 1, 2024 – February 29, 2024
Franklin Strategic Mortgage Portfolio a	January 1, 2024 – February 29, 2024
Franklin Strategic Series:
Franklin Biotechnology Discovery Fund a	January 1, 2024 – February 29, 2024
Franklin Growth Opportunities Fund a	January 1, 2024 – February 29, 2024
Franklin Natural Resources Fund a	January 1, 2024 – February 29, 2024
Franklin Small Cap Growth Fund a	January 1, 2024 – February 29, 2024
Franklin Small-Mid Cap Growth Fund a	January 1, 2024 – February 29, 2024
Franklin Strategic Income Fund a	January 1, 2024 – February 29, 2024
Franklin Templeton SMACS: Series E a	January 1, 2024 – February 29, 2024
Franklin Templeton SMACS: Series I a	January 1, 2024 – February 29, 2024
Franklin Templeton ETF Trust:
Franklin Exponential Data ETF a	January 1, 2024 – February 29, 2024
Franklin Focused Growth ETF a	January 1, 2024 – February 29, 2024
Franklin FTSE Eurozone ETF a	January 1, 2024 – February 29, 2024
Franklin FTSE Japan ETF a	January 1, 2024 – February 29, 2024
Franklin FTSE Japan Hedged ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Core Bond ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Core Dividend Tilt Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Equity Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Large Cap Multifactor Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Mid Cap Multifactor Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Small Cap Multifactor Index ETF a	January 1, 2024 – February 29, 2024
Franklin U.S. Treasury Bond ETF a	January 1, 2024 – February 29, 2024
Franklin Ultra Short Bond ETF a	January 1, 2024 – February 29, 2024
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Fund a	January 1, 2024 – February 29, 2024
Franklin DynaTech VIP Fund a	January 1, 2024 – February 29, 2024
Franklin Income VIP Fund a	January 1, 2024 – February 29, 2024
Franklin Rising Dividends VIP Fund a	January 1, 2024 – February 29, 2024
Franklin Small Cap Value VIP Fund a	January 1, 2024 – February 29, 2024
Franklin Small-Mid Cap Growth VIP Fund a	January 1, 2024 – February 29, 2024
Franklin Strategic Income VIP Fund a	January 1, 2024 – February 29, 2024
Franklin VolSmart Allocation VIP Fund a	January 1, 2024 – February 29, 2024
Templeton Developing Markets VIP Fund a	January 1, 2024 – February 29, 2024
Templeton Foreign VIP Fund a	January 1, 2024 – February 29, 2024
Templeton Global Bond VIP Fund a	January 1, 2024 – February 29, 2024

Franklin U.S. Government Money Fund a	January 1, 2024 – February 29, 2024
Franklin Universal Trust a	January 1, 2024 – February 29, 2024
Institutional Fiduciary Trust:
Money Market Portfolio a	January 1, 2024 – February 29, 2024
Templeton China World Fund a	January 1, 2024 – February 29, 2024
Templeton Developing Markets Trust a	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Fund a	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Income Fund a	January 1, 2024 – February 29, 2024
Templeton Funds:
Templeton International Climate Change Fund a	January 1, 2024 – February 29, 2024
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EM a	January 1, 2024 – February 29, 2024
Templeton Emerging Markets Small Cap Fund a	January 1, 2024 – February 29, 2024
Templeton Global Balanced Fund a	January 1, 2024 – February 29, 2024
Templeton Income Trust:
Templeton Global Bond Fund a	January 1, 2024 – February 29, 2024
Templeton Global Total Return Fund a	January 1, 2024 – February 29, 2024
Templeton International Bond Fund a	January 1, 2024 – February 29, 2024
Templeton Sustainable Emerging Markets Bond Fund a	January 1, 2024 – February 29, 2024
Templeton Institutional Funds:
International Equity Series a	January 1, 2024 – February 29, 2024
Templeton Dragon Fund, Inc. a	January 1, 2024 – February 29, 2024

Legend:

a: December 31, 2023 represents the date of our last examination.